Exhibit 5.1

July 16, 2019

pdvWireless, Inc., d/b/a Anterix

3 Garret Mountain Plaza, Suite 401

Woodland Park, New Jersey 07424

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by pdvWireless, Inc., d/b/a Anterix, a Delaware corporation (the “Company”), of up to an aggregate of 2,222,223 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to (i) a shelf registration statement on Form S-3 (File No. 333-230847) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated April 12, 2019 (the “Base Prospectus”), as supplemented by the prospectus supplement dated July 16, 2019 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), (ii) a registration statement on Form S-3MEF filed pursuant to Rule 462(b) promulgated pursuant to Regulation C under the Act, and (iii) an underwriting agreement dated July 16, 2019 and entered into by and among the Company, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Evercore Group L.L.C., as representatives of the several underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus and the Company’s Certificate of Incorporation and Bylaws as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the

Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP